Contacts:
         Community Central Bank Corp. - Ray Colonius, CFO - P: 586 783-4370
         Marcotte Financial Relations - Mike Marcotte - P: 248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
POSTS Q1 EARNINGS

First Quarter 2003 Highlights

  Total assets top $310 million
  First-quarter earnings, up 11.5% over Q1 2002
  Solid deposit and loan growth
  Strong residential mortgage originations
  Five cents per share dividend paid

            MOUNT CLEMENS, Mich., May 1, 2003 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted solid earnings for the first quarter ended March 31, 2003, David A. Widlak, Chairman and Chief Executive Officer, reported today.

            Net income for the first quarter of 2003 rose 11.5% to $474,000, or $0.18 per diluted share, from $425,000, or $0.16 per diluted share for the first quarter 2002.

            At March 31, 2003, the Corporation's total assets were $311.0 million, an increase of $23.3 million from December 31, 2002 and $75.2 million from the year-earlier quarter. Total loans increased $12.6 million during the first quarter, with growth comprised of $8.1 million in residential real estate, $3.9 million in commercial loans and $600,000 in consumer loans.

            Despite the low interest-rate environment, total deposits increased $20.8 million during the first quarter, posting growth of $3.5 million in demand deposits; $5.2 million in money market, NOW and savings accounts; and $12.1 million in certificates of deposits.

            Net interest income increased 6%, compared with the first quarter 2002, due to an expanded earning-asset base, which helped to offset compression in the net interest margin from prior-period levels.

            First quarter 2003 non-interest income of $1.5 million was up sharply from first quarter 2002 non-interest income of $621,000. The largest portion of non-interest income for the first quarter 2003 was comprised of mortgage banking fees of $1.3 million and net security gains of $154,000. Increases in non-interest expense were partially driven by commission expense coinciding with mortgage-banking activities and separately with expenses related to expansion of general banking functions.

            "We are pleased with the solid balance-sheet growth we attained in the first quarter. This growth represents another significant milestone in the growth of our Corporation and Bank. The compression that we and other community banks experienced in net interest margin, is a direct result of the continued low interest-rate environment, coupled with the fact that 60% of our total commercial loan portfolio volume is prime rate based. However, we're in a better position than most community banks because our mortgage subsidiary has been a natural hedge," Mr. Widlak said.

            He noted that the Corporation declared its fourth consecutive quarterly dividend with the declaration in February of a $0.05 per share cash dividend.

            "We continue to focus on strong credit quality in our loan portfolio. At March 31, 2003, non-accruing loans stood at just 35 basis points (bps) of total portfolio loans. Additionally, total non-performing assets comprised just 35 bps of the total asset base. Net loan charge-offs were just $6,000 or 1 basis point, annualized for the first quarter of 2003," commented Ronald R. Reed, President and CEO of Community Central Bank.

            Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb and St. Clair counties with a full range of lending, deposit and Internet banking services. The Bank operates a Loan Center in Port Huron, Michigan, serving small to medium-sized businesses in the St. Clair County area, and owns a mortgage subsidiary, Community Central Mortgage Company, LLC with locations in Mount Clemens, Warren, Dearborn, Livonia and Anchorville. The Corporation's common shares trade on the Nasdaq National Market under the symbol "CCBD".

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include changes in interest rate and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corp.
Q1-2003 results

Community Central Bank Corporation (NNM:CCBD)

Summary of Selected Financial Data

	Three months ended March 31,
	Unaudited	Unaudited
	2003	2002
	(In thousands)
OPERATIONS
Interest income	$3,853	$3,536
Interest expense	1,765	1,566
Net Interest Income	2,088	1,970
Provision for credit losses	50	150
Net Interest Income after Provision	2,038	1,820
Noninterest income	1,516	621
Noninterest expense	2,887	1,822
Income before Taxes	667	619
Provision for income taxes	193	194
Net Income	$474	$425

Condensed Balance Sheet

	Unaudited March 31, 2003	Audited December 31, 2002	Unaudited March 31, 2002
	(In thousands)
Assets
Cash and equivalents	$13,229	$9,405	$20,668
Investments	64,468	60,709	50,199
Residential mortgage loans held for sale	13,142	11,245	959
Loans	216,677	204,049	162,491
Allowance for loan losses	(3,421)	(3,377)	(3,014)
Other Assets	6,891	5,605	4,506
Total Assets	$310,986	$287,636	$235,809
Liabilities and stockholders' equity
Deposits	$221,537	$200,719	$190,007
Repurchase Agreements	9,451	8,006	6,609
Federal Home Loan Bank Advances	46,388	44,388	16,400
Other Liabilities	1,149	2,376	2,012
Guaranteed pref. beneficial interest in Corps subordinated debentures	10,000	10,000	----
Stockholders' equity	22,461	22,147	20,781
Total Liabilities and stockholders' equity	$310,986	$287,636	$235,809

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Community Central Bank Corp
Q1-2003 results

	Three months ended March 31,
	2003	2002
PER SHARE DATA
Basic earnings per share	$0.18	$0.16
Diluted earnings per share	$0.18	$0.16
Book value per share at end of period	$8.36	$7.81
Basic average shares outstanding (000's)	2,633	2,615
Diluted average shares outstanding (000's)	2,682	2,633
Actual shares outstanding at end of period (000's)	2,686	2,662

OTHER DATA
Net interest margin (fully tax-equivalent)	2.99%	3.42%
Allowance for loan losses to total loans	1.58%	1.85%
Nonperforming loans to total loans	0.35%	1.48%
Nonperforming assets to total assets	0.35%	1.16%
Stockholders' equity to total assets	7.22%	8.81%
Tier 1 Leverage Ratio	10.06%	8.60%

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